EXHIBIT 99.1

Fastenal Company Announces Two-For-One Stock Split

WINONA, Minn., April 19, 2011 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) announced today that its board of directors approved a two-for-one stock split of the Company's outstanding common stock.

Holders of the Company's common stock of record at the close of business on May 2, 2011, will receive one additional share of common stock for every share of common stock they own. The stock split will take effect at the close of business on May 20, 2011. As of today, there are 147,430,712 shares of the Company's common stock outstanding. After the split, assuming no additional shares are issued in the interim, this will become 294,861,424.

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies, metals, alloys and materials, and office supplies.

Fastenal operates over 2,500 stores located primarily in North America with additional locations in Asia, Europe, and Central America. The Company operates eleven distribution centers in the United States - Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, and Kansas, and three outside the United States - Ontario, Canada; Alberta, Canada; and Nuevo Leon, Mexico.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com. FAST-G

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

CONTACT:  Dan Florness, EVP and Chief Financial Officer
          507.454.5374